Exhibit 99.1

Coeptis Therapeutics Partners with VyGen-Bio, Inc. to Co-develop Two Assets

Designed to Improve the Treatment of CD38-Related Cancers

Technologies include CD38-GEAR-NK, a cell therapy technology, and CD38-Diagnostic, an in vitro diagnostic

Wexford, PA, August 19, 2021 – Coeptis Therapeutics, Inc. (OTC PINK: COEP), a pharmaceutical company focused on the development of innovative technologies designed to disrupt conventional treatment paradigms and improve patient outcomes, today announced it has exercised its option to acquire ownership in two technology assets that target CD38 cancers from VyGen-Bio, Inc., a majority-owned subsidiary of Vycellix, Inc. These two technology assets will now be co-developed by Coeptis and VyGen-Bio. The technologies, CD38-GEAR-NK, a cell therapy product being developed to protect CD38+ natural killer (NK) cells from destruction by anti-CD38 monoclonal antibodies (mAbs), and CD38-Diagnostic, an in vitro diagnostic tool being developed to help identify cancer patients who may be appropriate candidates for anti-CD38 mAb therapy were both discovered by scientists at the Karolinska Institutet in Stockholm, Sweden.

This transaction follows Coeptis’ initial entry into two separate exclusive option agreements with VyGen-Bio, Inc. as announced on May 18, 2021. Per the option agreements and subsequent amendments, Coeptis paid VyGen-Bio a combination of cash and promissory notes to acquire the rights to the co-development assets.

“Securing the ownership in the co-development assets for CD38-GEAR-NK and CD38 Diagnostic from VyGen-Bio is a critical step in the growth of Coeptis Therapeutics and in the development of these potentially groundbreaking technologies targeting CD38-related cancers,” said Dave Mehalick, President and CEO, Coeptis Therapeutics. “Our vision is to co-develop CD38-GEAR-NK and CD38 Diagnostic to provide safer and more targeted administration of anti-CD38 mAbs in the treatment of cancers that are known to be associated with CD38, including multiple myeloma, chronic lymphocytic leukemia and acute myeloid leukemia. We view this agreement as a significant value driver for the company and plan to soon initiate development programs that leverage these technologies, with the first indication expected to be multiple myeloma.”

“By partnering with Coeptis, we are accelerating the development of a new class of natural killer cells, which we envision to be capable of enabling optimized combination therapy with monoclonal antibodies to maximize patient response rates, as well as advancing first-in-class companion diagnostic approaches to ensure optimal patient selection,” said Arnika Wagner, Ph.D., Assistant Professor, Gene and Cell Therapy Group, Karolinska Institutet (KI), and Chief Scientific Officer for VyGen-Bio. “We are also privileged to be collaborating on these projects with distinguished faculty at KI via partnership with NextGenNK, an international Competence Center for the development of next-generation NK cells coordinated by KI and funded by Sweden’s Innovations Agency, Vinnova.” For more information about NextGenNK, please visit: https://ki.se/en/research/nextgennk

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CD38-GEAR-NK is a NK cell-based investigational therapeutic engineered to enable combination therapy with anti-CD38 mAbs, potentially minimizing the risks and side effects from CD38-positive NK cell fratricide. The first indication is expected to be multiple myeloma, an incurable cancer of plasma cells.

CD38-Diagnostic is an investigational in vitro screening tool to potentially pre-determine which cancer patients are most likely to benefit from targeted anti-CD38 mAb therapies, either as monotherapy or in combination with CD38-GEAR-NK.

About Coeptis Therapeutics

Coeptis Therapeutics, Inc. (formerly Vinings Holdings Inc.), along with its wholly owned subsidiary Coeptis Pharmaceuticals, Inc. (together “Coeptis”), is a pharmaceutical company focused on the development of innovative therapeutics and technologies that have the potential to disrupt conventional treatment paradigms and improve patient outcomes. Coeptis’ product portfolio consists of two clinical-stage drug candidates (CPT1550 and CPT60621), two approved drugs (Conjupri™ (levamlodipine) tablets and Consensi® (amlodipine and celecoxib) tablets), and the product opportunities through Coeptis’ two exclusive option agreements with VyGen-Bio, Inc., for co-development rights to a cell therapy technology and an in vitro diagnostic targeting CD38-related cancers which are being developed by VyGen-Bio. Coeptis’ business model is designed around maximizing the value of its current product portfolio through in-license agreements, out-license agreements, and co-development relationships, as well as entering into strategic partnerships to expand its product portfolio in new and exciting therapeutic areas such as auto-immune disease and oncology. Coeptis is headquartered in Wexford, PA. For more information on Coeptis visit https://coeptistx.com/.

About Karolinska Institutet

Karolinska Institutet is one of the world’s leading medical universities. Our vision is to advance knowledge about life and strive towards better health for all. Karolinska Institutet accounts for the single largest share of all academic medical research conducted in Sweden and offers the country’s broadest range of education in medicine and health sciences. The Nobel Assembly at Karolinska Institutet selects the Nobel laureates in Physiology or Medicine.

For more information about Karolinska Institutet, visit https://ki.se/en/research/research-at-karolinska-institutet

Forward Looking Statement

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. When we use words such as "may," "will," "intend," "should," "believe," "expect," "anticipate," "project," "estimate" or similar expressions that do not relate solely to historical matters, it is making forward-looking statements.  Forward-looking statements are not guarantee of future performance and involve risks and uncertainties that may cause the actual results to differ materially from our expectations discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited, to those risks contained in reports filed by us with the Securities and Exchange Commission.  For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in our filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. We undertake no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof unless required by applicable laws, regulations or rules.

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CONTACT

Tiberend Strategic Advisors, Inc.

Investors

Lisa Sher

970-987-2654

lsher@tiberend.com

Media

David Schemelia

609-468-9325

dschemelia@tiberend.com

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